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Tenet Healthcare Corporation

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Glenview Capital Management, LLC

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THE CASE FOR TENET TO ADOPT ACTION BY WRITTEN CONSENT PRESENTATION TO TENET SHAREHOLDERS FEBRUARY 2018

SITUATION BACKGROUND Our firm, Glenview Capital Management (“Glenview”), has been a shareholder of Tenet Healthcare Corporation (“Tenet” or the “Company”) for six years, and presently we own 17.8% of the Company    Today we submitted a formal proposal, to be voted on by all shareholders, for Tenet to amend its bylaws to allow for Action by Written Consent without a meeting by a majority of shareholders on matters including the removal and replacement of Directors in accordance with Tenet’s bylaws (herein referred to simply as “Action by Written Consent”)    Currently, this right is enjoyed by shareholders in the majority of public Nevada corporations, where Tenet is incorporated, but is disallowed by Tenet’s current bylaws 1    The vote on this matter will not take place until Tenet convenes its annual meeting, which should occur in May 2018 1. Source: FactSet PAGE 1

WHY ACTION BY WRITTEN CONSENT IS NECESSARY 1 Tenet has been a chronically underperforming company for decades 2 The Board of Tenet has been slow to respond independently to challenges in multiple instances, and in fact has pursued strategies that result in Board and Management entrenchment, furthering the need for enhanced shareholder supervision 3 The right to reconstruct the Board through Action by Written Consent is reasonable, common and we believe highly appropriate for a company with Tenet’s history 4 In supporting Action by Written Consent, shareholders are gaining an additional right while forfeiting nothing. Any such Action brought by Glenview or any other shareholder, including the removal and replacement of Directors, would need to obtain the written consents of a majority of shareholders to be adopted (according to the THC bylaws), and all shareholders retain all of their rights to carefully weigh any such proposed action and vote according to their independent judgment. PAGE 2

GLENVIEW SUPPORTS SEVERAL RECENT TENET PLEDGES AND ACTIONS In order to avoid any confusion in the marketplace, Glenview wishes to make clear that we support many recent pledges and actions initiated since the recent CEO transition in October 2017, including: 1. A greatly intensified focus on patient outcomes and satisfaction 2. Initial steps to better align management incentives 3. A stated intent to continue Board refreshment 4. Initiating greater focus on cost controls 5. A commitment to consider the sale or separation of non-core assets Consistent with our approach to optimistically trust but responsibly verify, Glenview is not proposing an alternate slate of directors at the upcoming meeting and is not asking for any shareholder vote on strategy or direction PAGE 3

WHY ACTION BY WRITTEN CONSENT IS NECESSARY 1 Tenet has been a chronically underperforming company for decades 2 The Board of Tenet has been slow to respond independently to challenges in multiple instances, and in fact has pursued strategies that result in Board and Management entrenchment, furthering the need for enhanced shareholder supervision 3 The right to reconstruct the Board through Action by Written Consent is reasonable, common and we believe highly appropriate for a company with Tenet’s history 4 In supporting Action by Written Consent, shareholders are gaining an additional right while forfeiting nothing. Any such Action brought by Glenview or any other shareholder, including the removal and replacement of Directors, would need to obtain the written consents of a majority of shareholders to be adopted (according to the THC bylaws), and all shareholders retain all of their rights to carefully weigh any such proposed action and vote according to their independent judgment. PAGE 4

UNDERPERFORMANCE OVER DECADES Tenet’s stock has performed quite poorly over a 1, 3, 5, 10 and 30 year basis versus the broader markets and an index of comparable medical facilities companies 1 Healthcare Period Dates S&P 2, 3 Facilities Index 1 year 1/31/17 – 1/31/18 7% 26% 21% 3 year 1/30/15 – 1/31/18 -55% 51% 30% 5 year 1/31/13 – 1/31/18 -51% 109% 74% 10 year 1/31/08 – 1/31/18 7% 154% 282% 30 year 1/29/88 – 1/31/18 -30% 2,033% 588% Because this underperformance spans decades, there is a more pressing need for structural governance reforms 1. S&P TSR per Bloomberg assuming dividends reinvested over the respective periods. 2. Healthcare Facilities Index reflects S5HCFA per Bloomberg assuming dividends reinvested over the respective periods. PAGE 5 3. The S5HCFA Healthcare Facilities Index dates back to September 11, 1989 in Bloomberg so the 30-year TSR calculation begins with this start date rather than January 29, 1988 as with Tenet or the S&P 500.

UNDERPERFORMANCE POST-LARGE ACQUISITIONS Whether due to the prices paid or integration issues, contrary to Tenet management’s assertions and Board expectations, growth through meaningful acquisition has destroyed rather than created shareholder value as measured by the stock performance compared to the announcement date of Tenet’s large acquisitions 1 2 Healthcare Period Dates S&P 3 Facilities Index Since Vanguard 6/24/13 – 1/31/18 -57% 97% 55% Deal Announcement Since USPI 3/23/15 – 1/31/18 -64% 42% 14% Deal Announcement Because this underperformance follows both of Tenet’s large acquisitions, there is a more pressing need for structural governance reforms and shareholder oversight 1. Tenet’s acquisition of Vanguard was announced on June 24, 2013 and closed on October 1, 2013. Tenet’s acquisition of USPI was announced on March 23, 2015 and closed on June 16, 2015.    2. S&P TSR per Bloomberg assuming dividends reinvested over the respective periods. PAGE 6 3. Healthcare Facilities Index reflects S5HCFA per Bloomberg assuming dividends reinvested over the respective periods.

POSITIVE PERFORMANCE SINCE RECENT BOARD AND MANAGEMENT CHANGES On August 17th 2017, Glenview resigned its two Board seats in order to speak directly to shareholders in opposition to the Board’s views 15 days later per the terms of its Standstill Agreement. Since then, Tenet’s CEO was ultimately replaced and the Company adopted initial steps towards simplification, quality enhancements, operating efficiency and Board refreshment. These constructive actions have been initially rewarded in the marketplace, providing even more incentive for shareholders to trust but verify this progress will continue. 1 2 Healthcare Period Dates S&P 3 Facilities Index Since Glenview 8/17/17 – 1/31/18 49% 17% 25% Resigned from Board August 17, 2017 Tenet Healthcare Corporation 1445 Ross Avenue, Suite 1400 Dallas, TX 75202 Dear Board Members: We are writing to confirm our resignation from the Board of Directors of Tenet Healthcare Corporation, effective immediately, due to irreconcilable differences regarding significant matters impacting Tenet and its stakeholders. Prior to joining the Board, and in an even deeper manner today, we developed great respect for the core mission of Tenet in improving health outcomes and for so many of the 130,000 employees of Tenet who are directly engaged daily serving patients and communities in need.    We joined the Board nineteen months ago as nominees of our employer, Glenview Capital Management, in the interests of serving all of Tenet’s stakeholders and with a view towards building value for all shareholders.    Both we as individuals, and Glenview as an owner, have determined that the most effective way forward to promote strong patient satisfaction and long-term value creation for Tenet is to step off this Board, which also triggers the expiration of Glenview’s restrictive “standstill” agreement in 15 days, after which Glenview may evaluate other avenues to be a constructive owner of Tenet. Glenview remains fully committed to its ownership stake in Tenet and its desire to drive improved performance, culture and value. On a personal note, we both hope that you as individuals have come to respect and appreciate our methodical approach and our genuine desire to work constructively and cooperatively to find mutually agreeable solutions and strategies to enhance Tenet. While our resignation does confirm that this path has been fully exhausted as co-Directors, we all share a continued responsibility to move Tenet forward with urgency and veracity. These initial constructive actions have been rewarded in the marketplace, providing even more incentive for shareholders to trust but verify this progress will continue 1. 8/17/17 is the unaffected date before the public announcement on 8/18/17 that the two Glenview representatives resigned Tenet’s Board effective immediately.    2. S&P TSR per Bloomberg assuming dividends reinvested over the respective periods. PAGE 7 3. Healthcare Facilities Index reflects S5HCFA per Bloomberg assuming dividends reinvested over the respective periods.

CONSISTENT TRACK RECORD OF EARNINGS UNDERPERFORMANCE We believe Tenet’s underperformance over the past 10 years reflects the legacy CEO and Board’s combined focus on aggregate acquisition driven growth at the expense of per share value creation Adj. EBITDA 1, 3 Adj. EPS 2, 3 2007A thru 2017E Total Growth +265% 2007A thru 2017E Total Growth -57% ($ in billions) $3.0 $3.00 $2.4B $2.4B $2.5 $2.3B $2.50 $2.0B $2.05 $2.0 $2.00 $1.87 $1.87 $1.76 $1.56 $1.48 $1.5 $1.3B $1.44 $1.2B $1.50 $1.1B $1.0B $1.1B $1.04 $1.0 $0.92 $0.7B $1.00 $0.7B $0.60 $0.67 $0.5 $0.50 $0.0 $0.00 We believe that Management and Board time spent on acquisition integration could have been better invested in enhancing patient satisfaction and outcomes 1. Adj. EBITDA from 2007-2011 reflects Adj. EBITDA as presented on page 17 of Tenet’s presentation at Raymond James Conference on March 5, 2012.    2. Adj. EPS from 2007-2011 reflects Normalized Continuing Ops EPS as presented on page 17 of Tenet’s presentation at Raymond James Conference on March 5, 2012 adjusted for the 4:1 reverse stock split in October 2012. PAGE 8 3. 2017 Adj. EBITDA and 2017 Adj. EPS reflect the midpoint of Tenet’s current public guidance. 2017 Adj. Net Debt based on Glenview estimate of implied 4Q17 change in cash per Tenet guide.

CONSISTENT TRACK RECORD OF CREDIT UNDERPERFORMANCE We believe Tenet’s underperformance over the past 10 years reflects the legacy CEO and Board’s combined focus on aggregate acquisition driven growth at the expense of credit quality Net Debt Net Leverage Only $0.5B or ~5% of the >$10B increase in Tenet’s debt 2007A thru 2017E total $ net debt increase: >$10B from 2007 thru 2017E was due to share repurchase *Note net debt does not reflect the NCI liabilities for the residual put/call payments* ($ in billions) $15.0 $14.2B $14.5B $14.4B 8.0x 7.1x 7.1x 6.4x 6.6x $11.6B 6.2x 6.2x 5.8x $10.7B 6.0x $10.0 6.4x 6.1x 5.8x 4.1x 5.9x 6.0x 6.0x 6.0x 4.0x 3.7x 3.5x 3.7x $4.3B $4.2B $4.9B 4.1x $5.0 $4.2B $3.6B $3.7B 3.6x 3.7x 3.5x Net Debt / EBITDA-MI 2.0x Net Debt / EBITDA $0.0 0.0x We believe that Management and Board time spent on acquisition integration could have been better invested in enhancing patient satisfaction and outcomes Source: Tenet’s public 10-K filings.    PAGE 9

POOR GOVERNANCE HAS LED TO GOVERNMENT OVERSIGHT, AGAIN

The US Government has repeatedly imposed long-term oversight of Tenet facilities spanning multiple management and board regimes and imposed fines of ~$1.8B, similar to the market equity capitalization of the Company [1]

	Government Investigation	Resulting Sanctions
Clinica de la Mama **2016: $514M**	• Illegal kickbacks from Tenet hospitals to clinics for Medicaid pregnancy referrals from 2000 to 2013	• $514M settlement • Non-Prosecution Agreement (NPA) including 3 years of Corporate Compliance Monitor entered into in 2016
Outlier Overbilling **2006: $900M**	• Claims regarding Tenet overbilling Medicare through excessive outlier payments, paid kickbacks to physicians for Medicare patient referrals, and "upcoding" diagnoses to increase reimbursement	• $900M in fees • 5 year Corporate Integrity Agreement (CIA) entered into in 2006
Insurance Fraud and Patient Abuse **1994: $380M**	• Claims related to unnecessarily hospitalizing patients and billing insurers for inappropriate services during the 1990s	• $380M settlement • 5 year Corporate Integrity Agreement (CIA) entered into in 1994

Tenet has experienced repeated compliance breakdowns over the past 30 years that span multiple Management and Board regimes and have thrice required significant government monitoring

1. As of January 2018.

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WHY ACTION BY WRITTEN CONSENT IS NECESSARY 1 Tenet has been a chronically underperforming company for decades 2 The Board of Tenet has been slow to respond independently to challenges in multiple instances, and in fact has pursued strategies that result in Board and Management entrenchment, furthering the need for enhanced shareholder supervision 3 The right to reconstruct the Board through Action by Written Consent is reasonable, common and we believe highly appropriate for a company with Tenet’s history 4 In supporting Action by Written Consent, shareholders are gaining an additional right while forfeiting nothing. Any such Action brought by Glenview or any other shareholder, including the removal and replacement of Directors, would need to obtain the written consents of a majority of shareholders to be adopted (according to the THC bylaws), and all shareholders retain all of their rights to carefully weigh any such proposed action and vote according to their independent judgment. PAGE 11

SHAREHOLDER-UNFRIENDLY BOARD ACTIONS: ANNUAL MEETING Tenet’s Board, which includes many legacy members, has a history of policies that appear to enable entrenchment over progress Tenet Historical Annual Tenet delayed its 2011 annual shareholder meeting by six months as it sought Meeting Dates to fend off an unsolicited takeover bid from Community Health Systems (CYH) May 12, 2006 May 10, 2007    CYH launched an unsolicited $24 / share bid in December 2010, which was ultimately increased to a $29 / share all-cash offer in May 2011 1 May 8, 2008    Tenet’s current stock price is -21% and -35% below these offer prices, May 6, 2009 respectively 2 May 5, 2010 November 3, 2011    After Tenet rejected the offer, CYH announced a plan to nominate its own slate May 10, 2012 of directors for Tenet’s board at Tenet’s annual meeting May 3, 2013    We believe CYH’s intent was to sway a vote in favor of its bid May 8, 2014 May 7, 2015    Tenet abruptly rescheduled its shareholder meeting scheduled for May 5, 2011 to November 3, 2011 May 12, 2016 May 4, 2017 In good faith, Tenet has indicated to us that it is their intention to have the 2018 meeting in May. However, we note that Tenet delayed its meeting by six months in 2011 and has the legal right to do so again. Glenview requested that Tenet waive its right to delay the upcoming annual meeting and they declined to do so. 1. Community Health Systems (CYH) initial bid on December 9, 2010 for Tenet was for $5.00 per share in cash plus $1.00 per share in stock equating to $6.00 of total value, which adjusted for Tenet’s 1:4 stock split on October 11, 2012 would equate to $24.00 of current stock value per share. In April 2011, CYH enhanced that offer to be all-cash. Finally, in May 2011, CYH enhanced their offer to $7.25 per share in cash, which adjusted for Tenet’s 1:4 stock split on October 11, 2012 would equate to $29.00 of current stock value per share. PAGE 12 2. Relative to Tenet’s stock price of $18.88 as of January 31, 2018 market close.

Shareholder-Unfriendly Board Actions: 2017 Poison Pill

*Tenet has twice this decade adopted a poison pill, recently citing tax attributes as the primary motivation, **despite the fact that such tax attributes have been present** for the last twelve years*

The Board adopted a poison pill in August 2017 in the name of tax attributes tenet HEALTH

Tenet Announces CEO Transition, Commencement of Board Refreshment Process, and Implementation of Shareholder Rights Plan to Protect NOLs

- Tenet chairman and chief executive officer Trevor Fetter to step down following a transition period
- Tenet director Ronald A. Rittenmeyer named executive chairman
- Tenet initiates search for a new CEO and commences process to refresh the composition of its board of directors
- Tenet implements short-term shareholder rights plan to protect the value of the company's Net Operating Loss Carryforwards

Tenet has twice this decade adopted a poison pill, recently citing tax attributes as the primary motivation, despite the fact that such tax attributes have been present for the last 12 years

	2006A	2007A	2008A	2009A	2010A	2011A	2012A	2013A	2014A	2015A	2016A	2017E [2]
NOL [1]	$1.8B	$2.0B	$2.0B	$2.0B	$2.2B	$1.7B	$1.5B	$1.6B	$1.6B	$1.8B	$1.7B	$1.6B
Expiration	2024-26	2024-27	2024-28	2024-29	2024-30	2024-30	2024-29	2024-33	2024-33	2024-34	2025-34	2025-34

1. Pre-tax federal net operating loss (NOL) data from 2006 through 2016 per Tenet's public 10-K filings.
2. 2017 federal NOL balance based on page 15 of Tenet's presentation at the J.P. Morgan Healthcare conference on January 8, 2018. Expiration dates provided assume such dates remained unchanged from Tenet's 2016 10-K, however, actual expiration dates as filed in Tenet's 2017 10-K could vary.

PAGE 13

STATIC BOARD BEFORE GLENVIEW INVOLVEMENT

Until Glenview's increased involvement in early 2016, the Tenet Board was static and slow to attract fresh ideas and independent perspectives

Tenet Board Composition as of January 19, 2016 Pre-Glenview Board Appointments

			Total Shareholder Return Appointment Date through 1/19/2016 [1]		
Independent Board Member	**Board Appointment Date**	**Tenure (Years)**	**tenet HEALTH**	**S&P [2]**	**Healthcare Facilities Index [3]**
Director 1 [4]	March 2001	>14	-80%	+103%	+133%
Director 2	April 2003	>12	-64%	+185%	+218%
Director 3	March 2004	>11	-50%	+108%	+212%
Director 4	June 2004	>11	-52%	+111%	+218%
Director 5	March 2005	>10	-47%	+95%	+184%
Director 6	March 2005	>10	-47%	+95%	+184%
Director 7	June 2010	>5	+27%	+98%	+148%
Director 8	December 2014	~1	-50%	-7%	-15%
Director 9	March 2015	<1	-50%	-7%	-15%

Key Issue #1: No Independence of Chairman / CEO Roles

Key Issue #2: Majority of Board with Tenure > 10 Years

Key Issue #3: No Track Record of Total Shareholder Return

1. Glenview's two representatives joined Tenet's Board on January 19, 2016. 2. S&P TSR per Bloomberg assuming dividends reinvested over the respective periods.
3. Healthcare Facilities Index reflects S5HCFA per Bloomberg assuming dividends reinvested over the respective periods.
4. Total Shareholder Return does not account for brief absence from Board in 2012.

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GLENVIEW ATTEMPTS AT CONSTRUCTIVE INPUT Glenview made multiple attempts to constructively Despite over five years of intense, collaborative and collaboratively engage the Tenet Board, sharing its engagement with the company, through August 2017, perspectives on the company and thoughts on value virtually all of our suggestions were dismissed and creation rejected by the Board Time and time again, Glenview, representing all shareholders, approached the ball, and each and every time, the legacy CEO and Board pulled the ball from under shareholders’ feet PAGE 15

Glenview Attempts at Constructive Input

Glenview Recommendations	Results Leading to Glenview "Irreconcilable Differences"
1 Strengthen Quality	• Slow progress • CMS stars below national average
2 Repurchase Over Acquisition	• Vanguard missed public guidance, elevating net debt/EBITDA to >6x post-acquisition • USPI introduced a complex put/call transaction structure, elevating economic leverage (net debt/EBITDA-NCI) to >7x post-acquisition
3 Monetize Conifer	• CEO / Board unwilling to act • Conifer underperformed vs. expectations
4 Improve Financial Leadership	• Consistently missed public goals – both 1-year and multi-year targets • Locked-in an inefficient debt structure • Forecasting, measurement, and communications remained suboptimal
5 Evaluate Meaningful Corporate Cost Reductions	• 2017 corporate cost reductions not material • New CEO Mr. Rittenmeyer found $250M of tangible cost savings in <120 days
6 Optimize Portfolio Based Upon Sound Analysis	• Prolonged, multi-year divestiture effort yielded no clear benefit on growth, margins, or earnings per share
7 Replace Legacy CEO	• Legacy CEO seen as the right leader for the company, deserving of more time

It was only two weeks after stepping off the Board, and on the eve of our Standstill Agreement ending, when it was quite likely that Glenview would share its views and experience with fellow shareholders, that the Board finally began to take action

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WHY ACTION BY WRITTEN CONSENT IS NECESSARY 1 Tenet has been a chronically underperforming company for decades 2 The Board of Tenet has been slow to respond independently to challenges in multiple instances, and in fact has pursued strategies that result in Board and Management entrenchment, furthering the need for enhanced shareholder supervision 3 The right to reconstruct the Board through Action by Written Consent is reasonable, common and we believe highly appropriate for a company with Tenet’s history 4 In supporting Action by Written Consent, shareholders are gaining an additional right while forfeiting nothing. Any such Action brought by Glenview or any other shareholder, including the removal and replacement of Directors, would need to obtain the written consents of a majority of shareholders to be adopted (according to the THC bylaws), and all shareholders retain all of their rights to carefully weigh any such proposed action and vote according to their independent judgment. PAGE 17

ACTION BY WRITTEN CONSENT IS COMMON AND APPROPRIATE The right to reconstruct the Board through Action by Written Consent is reasonable, common and we believe highly appropriate for a Company with Tenet’s history Similar action by written consent rights are present in 30% of S&P 500 companies and 64% of public corporations based in Nevada (where Tenet is domiciled) 1 Tenet’s long-term underperformance over decades and Board and Management regimes establishes the clear need for shareholders to obtain this right and protection Tenet recently amended its bylaws to allow for the calling of a special meeting by 50.1% of shareholders. Such an amendment, while a small step forward, is wholly impractical, clearly off-market and sends a dangerous signal that the Board may need additional feedback from shareholders to fully appreciate the cultural renaissance that we mutually strive for. While the use of Action by Written Consent is rare for director replacement, it is our opinion that when it has been used in Glenview’s history, it has significantly protected and enhanced shareholder value 1. Source: FactSet PAGE 18

THE RIGHT OF ACTION BY WRITTEN CONSENT IS COMMON % of Companies with Action by Written Consent 75% 64% While we cannot be certain, we believe that because Nevada offers fewer shareholder protections than 50% other popular states of incorporation (such as Delaware), owners and 33% responsible directors have deemed it 29% 30% to be a reasonable check and balance 25% – giving boards the authority they need to oversee the company while giving owners the authority they need to oversee the board 0% In US In S&P 500 In Delaware In Nevada Home to Home to ~66% of ~1% of companies in companies in S&P 500 S&P 500 Source: FactSet PAGE 19

TENET SPECIAL MEETING AMENDMENT IS IMPRACTICAL AND OFF-MARKET The Special Meeting Right by Tenet Market Standards 50.1% of shareholders are needed to call a special 10% Threshold meeting (per ISS published guidelines) Shareholders must hold their shares continuously from time of the Special Meeting Request until the An unfettered right for date of the Special Meeting – shares that are shareholders to call special otherwise sold by such a shareholder during this meetings period will not count toward the 50.1% threshold Shareholder coordination to reach the 50.1% threshold could have Section 13 Group Issues; any No Poison Pill such coordination could trigger the Poison Pill that Tenet put in effect in August 2017 The amendment, while a small step forward, is wholly impractical, clearly off-market and sends a dangerous signal that the Board may need additional feedback from shareholders to fully appreciate the cultural renaissance that we mutually strive for. Further, the combination of a poison pill that prohibits groups from forming combined with a 50.1% trigger creates a legal minefield for owners to exercise their basic rights. PAGE 20

WHY ACTION BY WRITTEN CONSENT IS NECESSARY 1 Tenet has been a chronically underperforming company for decades 2 The Board of Tenet has been slow to respond independently to challenges in multiple instances, and in fact has pursued strategies that result in Board and Management entrenchment, furthering the need for enhanced shareholder supervision 3 The right to reconstruct the Board through Action by Written Consent is reasonable, common and we believe highly appropriate for a company with Tenet’s history 4 In supporting Action by Written Consent, shareholders are gaining an additional right while forfeiting nothing. Any such Action brought by Glenview or any other shareholder, including the removal and replacement of Directors, would need to obtain the written consents of a majority of shareholders to be adopted (according to the THC bylaws), and all shareholders retain all of their rights to carefully weigh any such proposed action and vote according to their independent judgment. PAGE 21

Glenview's History with Action by Written Consent

Action by Written Consent is infrequently used – in fact, from 2015 to 2017 there are no examples of Action by Written Consent involving S&P 500 companies [1]

H Health Management Associates

A series of issues at HMA prompted us to act, including:

- ✕ Poor management
- ✕ Entrenched Board and Management
- ✕ Poor communication with shareholders
- ✕ Unwillingness to act or consider actions

- **June 2013:** Glenview launched an Action by Written Consent campaign, as permitted under the HMA Bylaws
  - Through this right, Glenview sought to replace the entire sitting Board with eight independent directors nominated by Glenview (none were Glenview employees)
  - Glenview solicited proxies from fellow HMA shareholders to do this
- **August 2013:** Glenview submitted consents from the majority of HMA shareholders to effect the removal and replacement of the entire Board

From the time of Glenview's 13D (action taken) [2], HMA stock went from $10.73 to CYH's offer of $13.78 with a 28% total return and a premium of 48% versus the beginning of 2013 [3]

It should be noted in good faith that there is a process to refresh Tenet's Board and culture already underway, which was absent in the HMA situation, and we are hopeful that a written consent provision would be an insurance policy for shareholders that would ultimately prove unnecessary for shareholders to use

1. Source: FactSet 2. Filed on May 6, 2013.
3. $10.73 represents HMA's trading price on May 6, 2013 which is the "unaffected price" prior to when Glenview filed its public 13-D filing. ~48% premium based on HMA's closing price of $9.32 on December 31, 2012 vs CYH offer of $13.78.

PAGE 22

FINAL REMARKS PAGE 23

CLARIFICATION ON PRIOR GLENVIEW RECOMMENDATIONS To keep our fellow shareholders fully informed, we present a history of our recommendations made privately to the Company and our views on key issues currently facing Tenet These matters are not subject to a shareholder vote but we believe are worthy of discussion between Management, the Board and Owners Glenview Board Decision Since Glenview Declared Recommendation At The Time Irreconcilable Differences” Rejected – supported Legacy CEO position that quality a gatekeeper for operator Strengthen Quality team focused on it ensation Rejected – supported Legacy CEO recommendatio Repurchase Over Acquisition    N/A to acquire Vanguard and USPI ed Conifer as a valuable asset, not Rejected – supported Legacy CEO position that Monetize Conifer gic to own; initiated strategic Conifer strategic to own w process Rejected – supported Legacy CEO’s confidence in    Improve Financial Leadership N/A financial leadership and ability to hit targets Evaluate Meaningful Corporate Rejected – supported Legacy CEO position that    ed cost-reduction plans, totaling Cost Reductions team focused on it annually Rejected – supported Legacy CEO position that Replace Legacy CEO y CEO replaced Glenview was exaggerating the issues PAGE 24

SINGULAR ISSUE VOTE    Glenview is neither proposing an alternate slate of Directors at the upcoming annual meeting nor asking for any shareholder vote on strategy or direction    The vote is on the singular issue of providing shareholders the ability to trust but verify – by having a reasonable method to hold Board members accountable for the goals and objectives as measured by a plurality of ownership    Based upon current information and knowledge, it is our intention to vote for the re-election of eight out of the current twelve Directors of Tenet at the next annual meeting: Chairman and Interim CEO Ron Rittenmeyer, Lead Director and former Senator Bob Kerrey, Jim Bierman, John Byrnes, Richard Fisher, Richard Mark, Tammy Romo and Pete Wilver PAGE 25

DISCLAIMER SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY GLENVIEW CAPITAL PARTNERS, L.P., GLENVIEW INSTITUTIONAL PARTNERS, L.P., GLENVIEW CAPITAL MASTER FUND, LTD., GLENVIEW CAPITAL OPPORTUNITY FUND, L.P., GLENVIEW OFFSHORE OPPORTUNITY MASTER FUND, LTD., GLENVIEW CAPITAL MANAGEMENT, LLC AND LARRY ROBBINS (COLLECTIVELY, “GLENVIEW”) FROM THE STOCKHOLDERS OF TENET HEALTHCARE CORPORATION (“TENET” OR THE “COMPANY”) FOR USE AT ITS ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TENET AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, GLENVIEW WILL PROVIDE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST MADE TO OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, 24TH FLOOR, NEW YORK, NY 10036, (212) 297-0720, TOLL FREE: (877) 869-0171, OR EMAIL: INFO@OKAPIPARTNERS.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS PROVIDED BELOW. INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED FROM THIRD PARTIES IS USED WITHOUT ANY EXPRESS CONSENT OF SUCH THIRD PARTIES AND SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH PERSON FOR THE VIEWS EXPRESSED HEREIN. CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. The content of this document may include “forward-looking statements” that reflect current views of future events. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future- or forward-looking nature are often used to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals are forward-looking. Glenview’s forward-looking statements are based on its current intent, belief, expectations, estimates and projections regarding Tenet and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, no person undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. PARTICIPANT INFORMATION. The participants in the solicitation of proxies (the “Participants”) include the following: Glenview Capital Partners, L.P., a Delaware limited partnership, Glenview Institutional Partners, L.P., a Delaware limited partnership, Glenview Capital Master Fund, Ltd., a Cayman Islands exempted company, Glenview Capital Opportunity Fund, L.P., a Delaware limited partnership, Glenview Offshore Opportunity Master Fund, Ltd., a Cayman Islands exempted company, (collectively, the “Glenview Funds”), Glenview Capital Management, LLC, a Delaware limited liability company and the investment manager to the Glenview Funds, and Mr. Robbins, a United States citizen and the Chief Executive Officer of Glenview Capital Management, LLC. The principal business of Glenview Capital Management, LLC is to serve as investment manager to each of the Glenview Funds, the principal business of each of which is to invest in securities and other financial instruments. The primary business of Mr. Robbins is investment management. Glenview Capital Partners, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, Ltd., Glenview Capital Opportunity Fund, L.P., Glenview Offshore Opportunity Master Fund, Ltd., Glenview Capital Management, LLC and Larry Robbins own beneficially, directly or indirectly 17,942,624 shares of Tenet’s Common Stock, approximately 17.8% of the total outstanding shares of Tenet’s Common Stock as of October 31, 2017 (the latest date for which the Company’s SEC Filing 10-Q provides share information). Additional information about the Participants’ interests may be found on the Schedule 13D filed with the SEC, as amended on February 2, 2018, and as may be amended thereafter from time to time by Glenview, available at no charge at the SEC’s website at http://www.sec.gov. The principal business address of Glenview Capital Partners, L.P., Glenview Institutional Partners, L.P., Glenview Capital Opportunity Fund, L.P., Glenview Capital Management, LLC and Mr. Robbins is 767 Fifth Avenue, 44th Floor, New York, New York 10153. The principal business address of Glenview Capital Master Fund, Ltd. and Glenview Offshore Opportunity Master Fund, Ltd. is c/o State Street (Cayman) Trust, Limited, P.O. Box 896GT, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands. PAGE 26